Exhibit 10.14

MAZANTI —
ANDERSEN
KORSØ
JENSEN

SERVICE AGREEMENT

BETWEEN

Y-MABS THERAPEUTICS A/S

AND

BO KRUSE

1.	Employment date	3
2.	Duties	4
3.	Engagement in other businesses	5
4.	Duty of confidentiality	5
5.	Proprietary rights	6
6.	Cash Compensation	6
7.	Benefits	7
8.	Accident insurance	7
9.	Travels, representation and training	8
10.	Holiday	8
11.	Termination	8
12.	Special compensation in case of death	9
13.	Tax	9
14.	Insurance	9
15.	Governing law and jurisdiction	10
16.	Arbitration	10
17.	Exhibits	11
18.	Agreement to amend	11
19.	Signatures etc.	11

The undersigned

Y-mAbs Therapeutics A/S
(CVR no. 37053678)

Rungsted  Strandvej 113

2960 Rungsted Kyst
Denmark

(hereinafter referred to as “the Company”)

and

Bo Kruse
(CPR no. 220472)

Ängavångsvägen 4
S-21851 Klagshamn
Sweden

(hereinafter referred to as “the CFO”)

(hereinafter collectively referred to as “the Parties”, or separately as “Party”)

have on this date entered into this

SERVICE AGREEMENT

(hereinafter referred to as “the Agreement”)

1.                                               Employment date

1.1                                        Effective as per 1 October 2015, on the terms and conditions set forth by this Agreement, the CFO is employed to perform the task as Executive Vice President and Chief Financial Officer of the Company and its subsidiaries, if any. The Company and the Company’s subsidiaries and the Company’s parent company Y-mAbs Therapeutics, Inc., are hereinafter referred to as “the Group”.

1.2                                        The Parties agree that when the composition of the Company’s board of directors allows, the CFO shall be appointed as a manager of the Company and be registered in the Danish Business Authority (Erhvervsstyrelsen) as the Company’s “Finansdirektør”.

2.                                               Duties

2.1                                        The CFO shall be in charge of and responsible for the day-to-day management of the Company’s Finance and Accounting Department. The CFO shall report to the Company’s CEO. The CFO shall be entitled also to report to the board of directors through the chairman of the board.

2.2                                        Without limiting the generality of the foregoing, Exhibit 2.2 to this Agreement includes specific tasks that the CFO shall be responsible for. The board of directors sets forth the rules and regulations which, at any time, shall apply to the business of the Company, and the CFO is, in cooperation with the CEO, responsible for conducting the business activities in accordance with these rules and regulations and in accordance with the Articles of Association of the Company and Danish law.

2.3                                        Transactions which according to the situation of the Group are unusual or have material impact on the business of the Group shall be submitted to the Company’s CEO and board of directors for prior approval. Such transactions may, among other things, be a change of Group structure, business pol icy, the employment and termination of executive staff, the establishment of general or specific pen sion or bonus schemes for the employees of the Group, the sale of the business of the Group or parts of it, the acquirement of a new business, the foundation, sale and closing of subsidiaries, branches or divisions, the submission of tenders and the placing of purchase orders which, seen in isolation, have a significant impact on the Group, the issue of warranties and securities, loans or similar, as well as the purchase and sale, mortgaging or lease of assets.

2.4                                        The CFO shall see to it that interim financial statements and budgets are prepared and followed up on. Moreover, the CFO shall keep the CEO and the board of directors regularly informed of all Group activities within the areas finance and accounting. Vital urgent matters shall without delay be presented to the Company’s CEO and board of directors.

2.5                                        The primary workplace for the CFO will be the Company’s head office at any time, currently Rung sted Strandvej 113, DK-2960 Rungsted Kyst. However, the CFO will also be obligated to work out side the Company’s head office including at the offices of the Group, as well as the CFO will have travelling activities within Denmark and abroad. The Company accepts that the CFO can also per form his work task from his home address as long as it does not have any negative impact on his availability to the Company.

2.6                                        The CFO acknowledges and accepts that his employment is not subject to fixed maximum working hours and that the duties resting with the CFO are occasionally expected to exceed the normal weekly working hours of 37 hours, just as the position to some extent will demand that the CFO works on Sundays and bank holidays. The CFO shall not be entitled to separate compensation for such work.

3.                                               Engagement in other businesses

3.1                                        The CFO is obligated to put his entire working capacity at the disposal of the Group and work com pletely and loyally in the interest of the Group. Only upon having obtained the prior approval of the Company’s board of directors, the CFO may be financially involved in other businesses or undertake tasks such as for instance board seats in other businesses, provided that such tasks do not conflict with the interests of the Group nor affects the performance of the CFO in the Group. It is a prerequisite for such engagement in other businesses that the CFO submits a written request to the board of directors for its approval and that the written request contains a description of the character and volume of the task. In the event the board of directors cannot meet the CFO’s request for approval of permission to perform such other task, the Company shall communicate its rejection in writing and without any delay as well as the Company shall state the reason for its rejection.

3.2                                        The Company acknowledges and accepts that on the date of employment, the CFO holds the below tasks, which the CFO may keep also after the date of employment.

•                  Member Copenhagen Business School Advisory Board for MSc in Business Economics and Auditing

•                  Assistant Lecturer at Copenhagen Business School in Business Economics and Auditing

•                  Chief Executive Officer of the CFOs private holding company, conducting business under the names Biolnceptor and lnvesteringsselskabet GH.

The CFO shall be entitled to make private investments in assets, which are normally the subject of such placement of funds provided that the investment does not entail a controlling influence.

4.                                                Duty of confidentiality

4.1                                         The CFO is under an obligation to protect the interests of the Group at all times and may not, except in the proper performance of the CFO’s services under this Agreement, disclose any information to any third party regarding the Group’s business obtained in the performance of the CFO’s services. This restriction does not apply to information which is already publically available or becomes pub lically available without the CFO’s participation. In the event of uncertainty, whether or not certain information may be disclosed, the CFO shall consult the board of directors.

4.2                                        Upon termination of this Agreement, the CFO shall immediately return all notes, memoranda, documents and records (whether tangible or electronically stored) concerning the business of the Group. The CFO’s duty of confidentiality also applies after the termination of his employment.

5.                                               Proprietary rights

5.1                                        All intellectual property rights and know-how, worldwide, including the right to inventions, patentable or not, works protected by copyright, databases, computer software, designs, trademarks or other intellectual property rights and know-how, made or created by the CFO in his employment or during the term of the employment or subsequent to the termination of the employment, in substance as a result of the CFO’s employment with the Company, shall exclusively belong to the Company. For the avoidance of doubt, the Company’s right shall include, without limitation, the right to use, alter, develop and transfer any inventions, solutions and other intellectual property, material or documents. Unless otherwise provided by mandatory law, the CFO shall not receive any special compensation for the creation of intellectual property rights and know-how referred to in this section.

5.2                                        The CFO undertakes not to copy for private purposes or otherwise use works protected by copyright or computer programmes belonging to the Company without the Company’s prior written consent in each individual case and not to use know-how or material protected by intellectual property rights on the side of his ordinary duties or after termination of the employment without the Company’s prior written consent in each individual case.

6.                                               Cash Compensation

6.1                                        The CFO shall receive an annual fixed salary of USD 300,000 converted to a fixed rate to DKK 2,096,820 using the exchange rate prevailing as of December 3, 2015, date of offer, which is paid in arrears by 1/12 per month. The compensation is paid on the last working day of each month. The salary will be reviewed at least annually and may be increased (but not decreased) at any time.

6.2                                        In addition to his fixed salary, the CFO shall be entitled to an annual incentive cash bonus with a target equal to 50% of his annual base salary upon attainment of certain performance objectives to be agreed upon by the CFO and the Company’s board of directors (the “Bonus”). The Bonus will be higher if the performance objectives are exceeded. The attainment of the performance objectives will be determined by the Company’s board of directors. The Bonus, if earned, will be payable no later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the Bonus is earned. In the event of termination, the CFO shall be entitled to receive any earned but unpaid Bonus for the year prior to the year of termination. Also, unless the termination is made for cause the CFO shall be entitled to a pro rata Bonus for the year of termination.

6.3                                        The Company shall not pay any pension contributions to the CFO, however, the CFO shall be entitled to have an amount fixed by the CFO withdrawn from his gross salary paid into a private pension scheme. The choice of pension scheme and the size of the pension contribution is entirely within the CFO’s discretion, and the CFO shall ensure that all necessary information regarding the payment of pension contribution is communicated to the accounts department of the Company in order for them to handle the monthly payments.

6.4                                        The CFO shall receive normal compensation during periods of absence due to sickness.

7.                                               Benefits

Mobile telephone and laptop, Brobizz

7.1                                        The Company has provided the CFO with a laptop, an ADSL connection a mobile telephone and a Brobizz to the Øresundbridge which the CFO may use also for private purposes.

7.2                                        At the request of the Company, the CFO shall — in connection with leaving his positions — also where this takes place prior to the expiry of the notice period agreed - return the mobile phone and laptop, and the Company shall be entitled to cease subscription payments for these fringe benefits. The CFO shall be entitled to receive a economic compensation in this connection during the remaining part of the notice period equal to the taxable value of these benefits. The CFO shall not be entitled to exercise any right of retention in the mobile telephone and/or laptop for any claim the CFO may have against the Group.

7.3                                        Any tax related consequences of the CFO’s private use of the above benefits shall be borne solely by the CFO.

7.4                                        The CFO shall be entitled to keep his current mobile number +45 25 27 47 07.

8.                                               Accident insurance

8.1                                        The Company shall pay the annual premium of a full-time accident insurance for the CFO covering death, disablement and permanent incapacity for work as a result of an accident in Denmark or abroad, in working hours or leisure time and during travel. The insurance shall cover for the amount of DKK 3 million upon death and complete disablement. In case of death, the insurance money shall be paid out to the CFO’s nearest relatives or, if there are none, to the CFO’s estate.

9.                                               Travels, representation and training

9.1                                        The Company shall refund the CFO all reasonable expenses related to travels and representation in the interest of the Group upon the presentation of bills and in accordance with the Danish tax law for travel, meals, lodging and other relevant expenses.

9.2                                        The CFO shall, no later than at the end of the following month, settle all travel and representation expenses with the Group for the previous month with submission of all the necessary documentation for the expenses and justification of the amounts that they represent.

10.                                        Holiday

10.1                                 The CFO is entitled to 30 working days paid vacation per year including the first year of employment and to one “fixed” working day off with pay on each of 24 December and 31 December. While taking the interest of the Group into consideration, the CFO shall decide, when his holiday shall be taken, and in due time before the holiday is scheduled, the CFO shall obtain approval hereof by the Company’s Chief Executive Officer.

10.2                                 The CFO’s holiday shall be taken within the calendar year, and accrued but not taken holiday cannot be transferred to the following calendar year. The CFO shall not be entitled to holiday bonus (ferietillæg).

10.3                                 In case of termination, the CFO shall be entitled to take accrued but not taken holiday during the notice period. The CFO is however not entitled to receive holiday pay (feriegodtgørelse), regardless whether the CFO may have accrued holiday which has not been taken during the termination period. Finally, it is noted that the CFO is not subject to the provisions of the Danish Holiday Act.

11.                                        Termination

11.1                                 This Agreement can be terminated by the CFO with six (6) months’ notice and by the Company with twelve (12) months’ notice . In the event this Agreement is terminated by the Company without cause, the Company shall pay to the CFO his then existing salary, and all benefits set forth in clause 7, for one full year commencing with the day following the final day of the 12 month period.

11.2                                 Notice of termination shall be given in writing and to the end of a month.

11.3                                 This Agreement may be terminated “by cause” by the Company pursuant to the provisions of this clause 11. If the Company’s board of directors determines that “cause” exists for termination of the

CFO’s employment, written notice thereof must be given to the CFO describing the state of affairs or fact deemed by the Company’s board of directors to constitute such cause. For the purpose of this Agreement, the words “for cause” or “cause” shall be limited to actions on the part of the CFO which constitutes gross negligence or wilful misconduct in performance or non-performance of the CFO’s duties or material breach of this Agreement by the CFO as long as such material breach is not caused by the Company. The duties, power and authority of the CFO may also, on a majority vote of the Company’s board of directors excluding the CFO if the CFO is then a member of the Company’s board of directors, be suspended for a reasonable period of time, but with a continuation of the CFO’s full salary, expenses and benefits pursuant to this Agreement, while a determination is made as to whether cause for termination exists.

11.4                                 In the event this Agreement is terminated by the Company for cause, the CFO’s entire right to salary and benefits hereunder shall cease upon such termination.

12.                                        Special compensation in case of death

12.1                                 In case the CFO dies during the term of the employment period, the surviving spouse or children under the age of 18, whom the CFO was liable to maintain, shall be entitled to receive compensation stipulated in clause 6.1 above for the month in which the CFO has died and for the following 6 months thereafter. In case the employment would have expired for other reasons than the death of the CFO within the above-mentioned 6 months’ period in consequence of the employment having been terminated by the Company or by the CFO prior to the death of the CFO or otherwise, the Company will only be obligated to uphold payment of the special compensation until the date on which the employment would have terminated for other reasons than the death of the CFO.

13.                                        Tax

13.1                                 The CFO shall be responsible for seeking his own advice regarding the tax consequences for the CFO ensuing from entering into this Agreement. The Company shall not be liable towards the CFO for any adverse or unexpected tax consequences and social contribution effects connected with this Agreement or its fulfilment including those resulting from the fact that the CFO is residing in Sweden.

14.                                        Insurance

14.1                                 The Group shall at all times maintain a customary directors’ liability insurance (D&O) covering the CFO with a “limit” of no less than DKK 10 million. Should the Company (or another company of the Group) file for registration at any desired stock exchange, the Group will additionally take out a customary Public Offering of Securities Insurance (POSI) or equivalent prospectus liability insurance with a limit of no less than USD 10 million covering the CFO. Subject to the same registration, the Company (or the relevant Group company) shall additionally increase the overall limit of liability on the existing D&O insurance up to a limit of not less than USD 10 million.

14.2                                 The CFO is covered by the insurance during his/her tenure with the Company and its affiliates with an additional run-off period of five years thereafter.

14.3                                 Within this period and in case of any personal claims against the CFO, the Company shall not restrict (or if relevant shall procure that the relevant Group company does not restrict) the CFO from reporting any such claim directly to the insurer.

14.4                                 The Company is obligated to report any changes made to the current coverage provided duly to the CFO.

15.                                        Governing law and jurisdiction

15.1                                 This Agreement shall be governed by and construed in accordance with Danish Law.

15.2                                 Any dispute between the Company and the CFO concerning the employment relationship established by this Agreement shall be attempted solved by negotiation. In case the Parties are unable to solve the dispute by negotiation, and in case the Parties do not agree on arbitration pursuant to clause 16 below, the dispute shall be solved by the ordinary courts in Denmark.

16.                                        Arbitration

16.1                                 In case the Parties agree that the dispute shall be solved by arbitration, clause 16.2, 16.3 and 16.4 below shall apply.

16.2                                 The Parties shall jointly contact The Danish Court of Arbitration (Det Danske Voldgiftsinstitut) requesting that, upon prior discussion with the Parties, it appoints three (3) arbitrators including the Chairman of the arbitration tribunal. If the Parties agree, only one (1) arbitrator shall be appointed. The arbitration tribunal shall have seat in Copenhagen, and the language of the proceeding shall be Danish.

16.3                                 The arbitral hearing and the arbitral award are subject to secrecy for both Parties.

16.4                                The arbitration tribunal decides by simple majority and establishes the rules for the proceedings in accordance with the principles of the Danish Arbitration Act (Lov om Voldgift) and the Danish Administration of Justice Act (retsplejeloven). The arbitration tribunal decides how the costs of the arbitration shall be distributed. The arbitration tribunal furthermore decides when the award shall have to be fulfilled, which should usually be no later than two (2) weeks after the award has been delivered.

17.                                       Exhibits

17.1                                Exhibit 2.2: Job description.

18.                                       Agreement to amend

18.1                                The Parties agree to amend the terms of this Agreement once the CFO’s US work permit (visa) has been obtained in order to incorporate the CFO’s provision of services for the parent company, Y-mAbs Therapeutics, Inc. also.

19.                                       Signatures etc.

19.1                                This Agreement replaces and cancels all existing agreements between the Group and the CFO. This Agreement shall be signed by both Parties, and the original shall be kept by the Company. The CFO shall receive a duplicate copy of the signed contract,

Date: 21/1/2016	Date: 21/1/2016

Y-mAbs Therapeutics A/S	The CFO
by/

/s/ Claus Møller	/s/ Bo Kruse
Claus Møller	Bo Kruse

Exhibit 2.2

•                  Preparation of internal reporting to board and management

•                  Statutory external reporting

•                  Oversee accounting area

•                  Audit

•                  Budgets, forecast and financial modelling

•                  Asset management